FOR IMMEDIATE RELEASE              January 17, 2005
                                   Contact:  Rosemarie Faccone
                                             Susan Jordan
                                             (732) 577-9996



         MONMOUTH REAL ESTATE INVESTMENT CORPORATION
                  ANNOUNCES NEW ACQUISITION


      Freehold, NJ, January 17, 2005..On January 17, 2005, Monmouth Real Estate Investment Corporation (NASDAQ/NMS:MNRTA) announced the acquisition of a 38,210 square foot industrial building at 2902 Gun Club Road, Augusta, Georgia, for a purchase price of approximately
$3,700,000. This property is net-leased to FedEx Ground Package System, Inc., a subsidiary of Federal Express Corporation, for ten years.

     The   building  was  purchased  from  Augusta  Baseline
Development   LLC.,  a  North  Carolina  limited   liability
company,  which  constructed the building  for  the  tenant.
Stan Johnson Company acted as broker for the seller.

      Cynthia J. Morgenstern, Executive Vice President, expressed her continued pleasure with the Company's progress in increasing its portfolio of high-quality industrial properties net-leased to investment grade tenants.

      Monmouth Real Estate Investment Corporation, which was organized in 1968, is a publicly-owned real estate investment trust specializing in net-leased industrial properties. The Company's equity portfolio consists of thirty-seven industrial properties and one shopping center located in New Jersey, New York, Connecticut, Maryland, Michigan, Mississippi, Missouri, Massachusetts, Iowa, Illinois, Nebraska, North Carolina, South Carolina, Kansas, Pennsylvania, Florida, Virginia, Ohio, Wisconsin, Arizona, Georgia, and Colorado. In addition, the Company owns a portfolio of REIT securities.

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